EXHIBIT 21.1

List of Subsidiaries

Name	Domicile
Bright Mountain LLC	Florida
MediaHouse, Inc.	Florida
Slutzky & Winsham Ltd.	Israel
Oceanside Media, LLC	Florida
Wild Sky Media Co., LTD	Thailand
CL Media Holdings, LLC (Wild Sky Media)	Delaware